Exhibit 16.1	Letter from Rosenberg Rich Baker Berman & Company to the United States Securities & Exchange Commission dated 10 April 2008
(Rosenberg Rich Baker Berman & Company Letterhead)
April 10, 2008
Securities & Exchange Commission
100 F Street NE
Washington DC 20549
Re: PSI Corp.
To Whom It May Concern:
We have read Item 4 of Form 8-K/A dated April 10, 2008 of PSI Corporation and are in agreement with the statements which state that there were no disagreements between Rosenberg Rich Baker Berman & Company and the registrant with respect to accounting or auditing issues of the type discussed in item 304(a)(iv) of Regulation S-B.
We have no basis to agree or disagree with other statements of the registrant contained therein.
If you have any questions or need additional information, please contact us at 908-231-1000.
Sincerely,
Rosenberg Rich Baker Berman & Co.
(Letterhead)